UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
INTEGRAL AD SCIENCE HOLDING CORP.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Dear Fellow Shareholders,
We are pleased to invite you to attend our first Annual Meeting of Shareholders of Integral Ad Science Holding Corp. (“IAS” or the “Company”) to be held on Tuesday, May 24, 2022, at 12:00 p.m. Eastern Time (the “Annual Meeting”). This year’s Annual Meeting will be conducted virtually, via live audio webcast. In light of continuing risks related to the COVID-19 pandemic, we think a virtual only meeting for this year is advisable to protect the health and well-being of the attendees. You will be able to attend the meeting online by visiting www.virtualshareholdermeeting.com/IAS2022. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 16-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials.
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:
1.	to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2025 annual meeting and until their successors are duly elected and qualified;
2.	to approve, by an advisory vote, to retain the classified structure of the Company’s Board of Directors (the “Board”);
3.	to approve, by an advisory vote, to retain the supermajority voting standards in the Company’s Certificate of Incorporation (“Charter”) and the Company’s Bylaws (“Bylaws”);
4.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
5.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
Our Board has set the record date as April 1, 2022. Only shareholders that owned shares of the Company’s common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment of the meeting.
Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
Sincerely,
LISA UTZSCHNEIDER
Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
The 2022 Annual Meeting of shareholders of Integral Ad Science Holding Corp. will be held via the internet at www.virtualshareholdermeeting.com/IAS2022 on Tuesday, May 24, 2022, at 12:00 p.m. Eastern Time for the following purposes:
1.	to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2025 annual meeting and until their successors are duly elected and qualified;
2.	to approve, by an advisory vote, to retain the classified structure of the Board;
3.	to approve, by an advisory vote, to retain the supermajority voting standards in the Company’s Charter and the Company’s Bylaws;
4.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
5.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
Shareholders of record of our common stock as of the close of business on April 1, 2022 are entitled to vote. The proxy statement is first being delivered to the Company’s shareholders as of the record date on or about April   , 2022.
By Order of the Board of Directors
MICAH NESSAN
General Counsel and Secretary

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:	Why did I receive these materials?
The Board is soliciting your proxy to vote at our 2022 Annual Meeting of Shareholders (or at any postponement or adjournment thereof). Shareholders who own shares of our common stock, as of the close of business on the record date, April 1, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.
Householding. The Securities and Exchange Commission’s (“SEC”) rules permit us to print an individual’s multiple accounts on a single set of Annual Meeting materials. To take advantage of this opportunity, we have summarized on one set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Annual Meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.
Q:	Who will be entitled to vote?
Shareholders who own shares of our common stock as of the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 155,016,271 shares of common stock outstanding. Holders of shares of our common stock are each entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q:	What will I be voting on?
You will be voting on:
1.	the election of Michael Fosnaugh, Rod Aliabadi, and Martin Taylor as Class I directors to serve on the Board until the 2025 annual meeting and until their successors are duly elected and qualified;
2.	to approve, by an advisory vote, to retain the classified structure of the Board;
3.	to approve, by an advisory vote, to retain the supermajority voting standards in the Company’s Charter and the Company’s Bylaws;
4.	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
5.	any other business as may properly come before the meeting or any adjournment of the meeting.
Q:	How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.	FOR the election of Michael Fosnaugh, Rod Aliabadi, and Martin Taylor as Class I directors;
2.	FOR the approval, by advisory vote, of the retention of our classified Board structure;
3.	FOR the approval, by an advisory vote, of the retention of the supermajority voting standards in our Charter and Bylaws; and
4.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.
Q:	How do I cast my vote?
Beneficial Shareholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, trustee or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Shareholders. If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/IAS2022. You will need to log in by entering your unique 16-digit control number included on your proxy card or on the instructions that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903; or
3.	by signing and returning a proxy card.
Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2022.
Q:	Can I access the proxy materials electronically?
Yes. Our proxy materials are available at https://investors.integralads.com. In addition, instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our proxy materials, you should follow the instructions available at www.proxyvote.com. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q:	How may I change or revoke my proxy?
Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or other nominee for instructions on how to change their proxy vote.
Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903;
3.	by signing and returning a new proxy card; or
4.	by voting at the virtual Annual Meeting.
Q:	How can I attend the virtual Annual Meeting?
The Annual Meeting is being held as a virtual only meeting this year.
If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/IAS2022 and then providing your 16-digit control number. This number is included in your proxy card.
If you are a shareholder as of the Record Date and have logged in using your 16-digit control number, you may submit a question at any point during the meeting (until the floor is closed to questions) by typing your question into the “Ask a Question” field, and clicking “Submit.” Shareholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/IAS2022 for at least one year.
If you are not a shareholder as of the Record Date or do not log in using your 16-digit control number, you may still log in as a guest and listen to the Annual Meeting, but you will not be able to ask questions or vote at the meeting.
List of Shareholders. A list of shareholders entitled to vote at the Annual Meeting will be available on the date of the meeting on the virtual platform at www.virtualshareholdermeeting.com/IAS2022. In addition, information on how to obtain access to the list of shareholders will be available during the ten days preceding the meeting at https://investors.integralads.com. To examine the list you must be a shareholder as of the record date and will be required to provide a copy of your proxy card or voting instruction form bearing your unique 16-digit control number and a copy of a valid picture identification, such as a driver’s license or passport. To examine the list of shareholders, the name on the identification must match the name on the proxy card or voting instruction form.
Q:	Why is the Annual Meeting virtual only?
In light of the ongoing risks related to COVID-19, we think a virtual only meeting for this year is advisable to protect the health and well-being of the attendees (employees, directors, shareholders and the general public). We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and the Company. Hosting a virtual meeting makes it easy for our shareholders to participate from any location around the world.
Q:	What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 - ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.
ALL OTHER PROPOSALS
The affirmative vote of a majority of the voting power of the capital stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote for Proposal 2 and Proposal 3, and therefore will have no effect on those proposals. There will not be broker non-votes with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022.
Q:	When will the results of the vote be announced?
The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days of the Annual Meeting.
Q:	What is the deadline for submitting a shareholder proposal or director nomination for the 2023 annual meeting?
Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of shareholders to be held in 2023, must be received by the Company’s Secretary at the Company’s mailing address at 99 Wall Street, #1950, New York, New York 10005 no later than the close of business on December 23, 2022. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2023 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary at the mailing address noted above no later than the close of business on February 23, 2023 and not earlier than the close of business on January 24, 2023, assuming the Company does not change the date of the 2023 annual meeting of shareholders by more than 30 days before or 70 days after the anniversary of the 2022 Annual Meeting. If so, the Company will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of the Company’s Bylaws and be submitted in writing to the Secretary at the mailing address provided above.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once applicable), shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no later than March 24, 2023.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is composed of nine directors. Our Charter provides that the authorized number of directors may be changed only by resolution of our Board. Our Charter also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of April 1, 2022, and other information for each member of our Board:
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Michael Fosnaugh	I	43	Chair of the Board	2018	2022	2025
Rod Aliabadi	I	37	Director	2018	2022	2025
Martin Taylor	I	52	Director	2018	2022	2025
Otto Berkes	II	58	Director	2020	2023
Brooke Nakatsukasa	II	29	Director	2020	2023
Lisa Utzschneider	II	53	Chief Executive Officer and Director	2019	2023
Bridgette Heller	III	60	Director	2021	2024
Christina Lema	III	41	Director	2021	2024
Jill Putman	III	54	Director	2021	2024
We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility, reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in software and technology. The Compensation and Nominating Committee believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee’s differences in gender, ethnicity, tenure, skills and qualifications. The Compensation and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Compensation and Nominating Committee considers individuals with diverse viewpoints, accomplishments, cultural background, professional expertise, and diversity in gender, ethnicity, race, skills and geographic representation, that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. Further, our Board is committed to seeking qualified women and individuals from underrepresented minority groups to include in the pool from which new candidates are selected. Currently, of the nine directors on our Board, five are women and three identify as ethnically diverse.
The Compensation and Nominating Committee also will consider a combination of factors for each director, including (a) the nominee’s independence, (b) the nominee’s diversity, including gender, race, ethnicity and age, (c) the nominee’s skills and experience, in the context of the needs of the Board, including broad professional and leadership expertise to effectively respond to the complex issues encountered by a publicly-traded company, (d) the nominee’s ability to work in and promote a productive environment, (e) the number of other public company directorships held, (f) the nominee’s level of character, ethics and integrity expected by the Company, (g) the nominee’s ability to apply sound and independent business judgment and (h) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.
The Compensation and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high-performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for the Company and its shareholders, and guide the long-term sustainable, dependable performance of the Company.
Subject to any earlier resignation or removal in accordance with the terms of our Charter, our Bylaws and the Director Nomination Agreement (as defined and discussed below) by and among the Company, Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P., VEPF VI FAF, L.P., Vista Equity Partners Fund VI GP, L.P., VEPF VI GP, Ltd., and VEP Group, LLC (collectively, “Vista”), our Class I directors will serve until this Annual Meeting of shareholders, our Class II directors will serve until the annual meeting of shareholders to be held in 2023, and our Class III directors will serve until the annual meeting of shareholders to be held in 2024. In addition, our Charter provides that a director nominated by Vista may be removed with or without cause by Vista; provided, however, that at any time when Vista controls less than 40% of our outstanding shares of common stock, all directors, including those nominated by Vista, may only be removed for cause, and only by the affirmative vote of holders of at least 66 2∕3% in voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon. In addition, our Charter also provides that, subject to the rights granted to one or more series of preferred stock then outstanding and as otherwise set forth in the Director Nomination Agreement, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board resulting from death, resignation, disqualification, removal or other cause, will be filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by the shareholders).
Director Nomination Agreement
In connection with our initial public offering (“IPO”), we entered into a Director Nomination Agreement with Vista. The Director Nomination Agreement provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock beneficially owned by Vista after the completion of our IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or similar changes in the Company’s capitalization, or such amount of shares, as adjusted, the “Original Amount”; (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista’s nominees must comply with applicable law and stock exchange rules. In addition, Vista is entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of Vista’s beneficial ownership at such time. Vista also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate at such time as Vista owns less than 5% of the Original Amount.
Shareholder Recommendations for Director Nominees
The Compensation and Nominating Committee will consider shareholder nominations for membership on the Board. For the 2023 annual meeting, nominations may be submitted to the Company's mailing address at 99 Wall Street, #1950, New York, New York 10005, Attn: General Counsel, and such nominations will then be forwarded to the Chair of the Compensation and Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 23, 2023 and not earlier than the close of business on January 24, 2023. Recommendations must also include certain other procedural requirements as specified in our Bylaws.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2023.
When filling a vacancy on the Board, the Compensation and Nominating Committee will identify the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Compensation and Nominating Committee charter, and the same process is used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.
Name	Class	Age*	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Michael Fosnaugh	I	43	Chair of the Board	2018	2022	2025
Rod Aliabadi	I	37	Director	2018	2022	2025
Martin Taylor	I	52	Director	2018	2022	2025
* Ages as of April 1, 2022.
Each nominee was recommended for re-election by the Compensation and Nominating Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. In that case, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
Director Nominees to Serve for a Three-Year Term Expiring at the 2025 Annual Meeting.
Rod Aliabadi has served on our Board since June 2018. Mr. Aliabadi is a Managing Director at Vista and sits on the Flagship Funds’ Investment Committee. Prior to joining Vista in 2008, Mr. Aliabadi worked at the Stanford Genome Technology Center, focusing on the development of nanotechnology-driven diagnostics. Mr. Aliabadi currently serves on the board of Ping Identity Holding Corp. (NYSE: PING) and several of Vista’s private portfolio companies, including Acquia Inc., EAB Global Inc., QuickBase, Inc., and TripleLift, Inc. Mr. Aliabadi received a bachelor of engineering in biomedical engineering from Vanderbilt University.
We determined that Mr. Aliabadi’s extensive experience in the areas of corporate strategy, technology, finance and engineering, as well as his experience on the boards of other technology and software companies, qualifies him to serve as a director on the Board.
Michael Fosnaugh, Chair, has served on our Board since June 2018. Mr. Fosnaugh is a Senior Managing Director at Vista. Mr. Fosnaugh is Co-Head of the Chicago office, is the Co-Head of Vista’s Flagship Fund, and is a member of the Executive Committee and the Flagship Funds’ Investment Committee. Mr. Fosnaugh was actively involved in Vista’s investments in Advicent, Forcepoint, Mediaocean, MRI Software, Numerator, SirsiDynix, Sunquest Information Systems, and Zywave. Prior to joining Vista in 2005, Mr. Fosnaugh worked in the Technology, Media & Telecommunications group at SG Cowen & Co., where he focused on the software, services and financial technology sectors. While at SG Cowen, Mr. Fosnaugh advised clients on buy-side and sell-side transactions, public and private equity financings and other strategic advisory initiatives. Mr. Fosnaugh currently serves as Chairman of the Board for Ping Identity Holding Corp. (NYSE: PING) and Jamf Holding Corp. (NASDAQ: JAMF) and is on the board of several of Vista’s private portfolio companies, including Acquia Inc., Alegeus Technologies Holdings Corp., Applause App Quality, Inc., CentralSquare Technologies, LLC, EAB Global Inc., Greenway Health, LLC, PlanSource Benefits Administration, Inc., SmartBear Software, Inc., STATS, LLC (d/b/a STATS Perform), and TripleLift Inc. Mr. Fosnaugh received a bachelor’s degree in economics from Harvard College.
We determined that Mr. Fosnaugh’s extensive experience in the areas of corporate strategy, technology, finance, marketing, business transactions and software investments, as well as his experience working with other technology and software companies, qualifies him to serve as a director on the Board.
Martin Taylor has served on our Board since June 2018. Mr. Taylor joined Vista Equity Partners in 2006 and was the initial President of Vista Consulting Group. Mr. Taylor sits on the Vista Flagship Funds' Investment Committee and is responsible for driving the transformation and operational improvements of the Vista Flagship Funds’ portfolio companies through leveraging the Vista Best Practices and building platforms for their deployment. Additionally, Mr. Taylor serves as a member of Vista’s Private Equity Management Committee, the firm’s governing and decision-making body for the overall management of Vista’s private equity platform. Mr. Taylor is also active in portfolio executive development. Mr. Taylor currently serves on the boards of Jamf Holding Corp. (NASDAQ: JAMF), Mindbody, Inc., Navex Global, Inc., Ping Identity Holding Corp. (NYSE: PING), TripleLift, Inc. and VividSeats Inc. (NASDAQ: SEAT). In addition, Mr. Taylor is the President of OneVista, responsible for leading the OneVista executive strategy across strategic clients, portfolio companies, partners and the external directors program. Prior to joining Vista in 2006, Mr. Taylor spent over 13 years at Microsoft in various capacities, including roles managing corporate strategy, sales, product marketing and various segment focused teams in North America and Latin America. Mr. Taylor attended George Mason University.
We determined that Mr. Taylor’s extensive experience in the areas of corporate strategy, technology, finance, marketing, business transactions and mergers and acquisitions as well as his experience serving on the boards of other technology and software companies, qualifies him to serve as a director on the Board.
Continuing Directors
Otto Berkes has served on our Board since August 2020. Mr. Berkes is currently the Chief Executive Officer at Acendre, a provider of talent management software solutions. Before Acendre, Mr. Berkes led the development of the popular HBO GO video streaming platform from 2011 to 2015. Mr. Berkes joined HBO after an 18-year career at Microsoft, where he drove groundbreaking hardware and software innovation in computer graphics, home entertainment, mobile devices, and cloud services. Mr. Berkes earned a B.A. in Physics with a minor in Music Performance from Middlebury College, and he holds a MS of Computer Science and Electrical Engineering from the University of Vermont.
We determined that Mr. Berkes’ experience and expertise in building businesses with innovative technology solutions qualifies him to serve as a director on the Board.
Bridgette Heller has served on our Board since May 2021. Ms. Heller founded the Shirley Proctor Puller Foundation in 2014 and currently serves as the Chief Executive Officer. Previously, from 2016 to 2019, Ms. Heller served as the Executive Vice President and President of Nutricia, the Specialized Nutrition Division of Danone S.A. Ms. Heller also previously served as Executive Vice President of Merck & Co., Inc. (NYSE: MRK) and President of Merck’s Consumer Care division from 2010 to 2015. Prior to joining Merck & Co., Inc., Ms. Heller was the President of Johnson and Johnson’s (NYSE: JNJ) Global Baby Business Unit from 2007 to 2010, and served as President of its Global Baby, Kids, and Wound Care business from 2005 to 2007. Ms. Heller also served as Executive Vice President and General Manager of Kraft Foods’ (NASDAQ: KHC) North American Coffee Portfolio from 2002 to 2005. Currently, Ms. Heller is a director on the boards of Dexcom, Inc. (NASDAQ: DXCM), Aramark, Inc. (NYSE: ARMK), and Novartis AG (NYSE: NVS). Ms. Heller received her bachelor’s degree in Economics and Computer Studies from Northwestern University and an MBA from Northwestern University’s Kellogg Graduate School of Management. She is a Trustee of Northwestern, a member of the Weinberg College Board of Visitors and serves on Advisory Board for the Kellogg School.
We determined that Ms. Heller’s extensive business experience as well as her insights into the area of technology qualifies her to serve as a director on the Board.
Christina Lema has been a member of our Board since July 2021. Ms. Lema has served as Managing Director and General Counsel of Vista Equity Partners since February 2012. As General Counsel of Vista, she divides her time between corporate and transactional matters, fund formation, every day legal matters, and advising Vista’s portfolio companies. Ms. Lema also sits the board of Datto Holding Corp. (NYSE: MSP), Jamf Holding Corp. (NASDAQ: JAMF), and the Vista private portfolio companies Mindbody, Inc. and Greenway Health, LLC. Ms. Lema earned a B.A. in Economics and Spanish from the University of Pennsylvania and a J.D. from the Columbia University School of Law. Ms. Lema is currently a member of the State Bar of California.
We determined that Ms. Lema’s expertise in legal matters and experience working with similar companies qualifies her to serve as a director on the Board.
Brooke Nakatsukasa has served on our Board since December 2020. Ms. Nakatsukasa joined Vista Equity Partners in August 2016 and is currently a Vice President on the private equity Flagship team. Ms. Nakatsukasa currently sits on the boards of iCIMS, Inc., and works with the firm’s investments in Gainsight, Inc. and Ping Identity Holding Corp. (NYSE: PING). She was actively involved with Vista’s investments in Datto Holding Corp. (NYSE: MSP), Numerator, QuickBase, and Zapproved. Prior to joining Vista, Ms. Nakatsukasa worked at

Deutsche Bank as an analyst in the Financial Sponsors Group, where she advised private equity clients on mergers, acquisitions and capital raises across a variety of sectors including consumer, industrials and financial institutions. Ms. Nakatsukasa holds a B.B.A. in Finance, magna cum laude, from the George Washington School of Business at George Washington University.
We determined that Ms. Nakatsukasa’s public company experience as well as her insights into the areas of technology, private equity and finance qualifies her to serve as a director on the Board.
Jill Putman has served on our Board since January 2021. Ms. Putman has been the Chief Financial Officer of Jamf Holding Corp. (NASDAQ: JAMF) since 2014. Prior to her role at Jamf Holding Corp. (NASDAQ: JAMF), Ms. Putman was the Chief Financial Officer at Kroll Ontrack, LLC from July 2011 until May 2014. From 1997 to 2009, Ms. Putman held several roles, including VP of Finance, at Secure Computing, which was acquired by McAfee Associates, Inc. in 2008. Ms. Putman began her career with KPMG LLP, serving in its audit practice. Ms. Putman holds a bachelor’s degree in Accounting and Psychology from Luther College, an MBA from the University of St. Thomas, and is a CPA, inactive.
We determined that Ms. Putman’s leadership experience as a board member and executive at high-growth technology companies qualifies her to serve as a director on the Board.
Lisa Utzschneider has served on our Board and has been our Chief Executive Officer since January 2019. Prior to joining IAS, Ms. Utzschneider held the position of Chief Revenue Officer and Senior Vice President at Yahoo! Inc., a web services provider, from 2014 to 2017. From 2008 to 2014, Ms. Utzschneider was Vice President of Global Advertising Sales of Amazon.com, Inc. (NASDAQ: AMZN), a multinational technology company. Prior to Amazon, Ms. Utzschneider spent 10 years, from 1998 to 2008, in various executive roles at Microsoft Corporation (NASDAQ: MSFT), culminating in her role as General Manager of the national sales and service teams. Ms. Utzschneider holds a bachelor’s degree from Bates College and a master’s degree in public administration from New York University.
We determined that Ms. Utzschneider’s extensive experience in the technology sector, her experience holding executive positions at various public companies and her insight into our business qualifies her to serve as a director on the Board.
No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

Board Diversity Matrix
As previously described, the Board believes that diversity along multiple dimensions, including gender, race, ethnicity, sexual orientation, and professional expertise and experience, is an important factor in board composition. The below sets forth the self-identified diversity characteristics of our Board as of the April 1, 2022. Each of the categories listed in the table below has the meaning set forth in Nasdaq Rule 5605(f).
Board Diversity Matrix (as of April 1, 2022)
Total Number of Directors	Nine
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	4
Part II: Demographic Background
African American or Black	1	1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	3	3
Two or More Races or Ethnicities	1
LGBTQ+
Did Not Disclose Demographic Background
Controlled Company; Independence Status
Vista controls a majority of the voting power in the Company. As a result, we are a “controlled company.” Under the rules of the NASDAQ Global Select Market (“NASDAQ”), a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:
•	we have a board of directors that is composed of a majority of “independent directors,” as defined under the rules of such exchange;
•	we have a compensation committee that is composed entirely of independent directors; and
•	we have a nominating and corporate governance committee that is composed entirely of independent directors.
As a controlled company, we will remain subject to the rules of the Sarbanes-Oxley Act and the NASDAQ that require us to have an audit committee composed entirely of independent directors. Under these rules, we must have at least three directors, all of whom must be independent, on our Audit Committee within one year of our listing date. We currently have three independent directors, Mr. Berkes, Ms. Heller and Ms. Putman, all of whom qualify as independent for Audit Committee purposes.
For other purposes, we intend to rely on the controlled company exemption. As a result, our Board may not be comprised of a majority of independent directors, and our Compensation and Nominating Committee may not be comprised entirely of independent directors or be subject to annual performance evaluations. Accordingly, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.
At such time as we are not a “controlled company” under the NASDAQ's corporate governance standards, our committee membership will comply with all applicable requirements of those standards and a majority of our Board will be comprised of “independent directors,” as defined under the rules of the NASDAQ.

Board Meetings and Committees
We became a public company upon the completion of our IPO in June 2021. For the year ended December 31, 2021, our Board held three meetings. Our Audit Committee and our Compensation and Nominating Committee were each formed in connection with the closing of our IPO and therefore, during 2021, the Audit Committee held three meetings and the Compensation and Nominating Committee held three meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2021, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.
Our Board has an Audit Committee and a Compensation and Nominating Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Each of our standing committees has a written charter which is available on the Investor Relations page of our website at https://investors.integralads.com. Our website is not part of this notice and proxy statement.
Board Member	Audit Committee	Compensation and Nominating Committee
Rod Aliabadi		X (Chair)
Otto Berkes	X
Michael Fosnaugh
Bridgette Heller	X
Christina Lema
Brooke Nakatsukasa		X
Jill Putman	X (Chair)
Martin Taylor		X
Lisa Utzschneider
Audit Committee
Our Audit Committee is composed of Mr. Berkes, Ms. Heller and Ms. Putman, with Ms. Putman serving as Chair of the committee. Our Board has affirmatively determined that Mr. Berkes, Ms. Heller and Ms. Putman meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NASDAQ. As a result, we comply with the audit committee requirements of the NASDAQ, which require that within one year following our listing date, our Audit Committee be composed of all independent directors.
In addition, our Board has determined that Ms. Putman is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of the NASDAQ. This designation does not impose on Ms. Putman any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board.
The Audit Committee is responsible for, among other matters:
1.	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
2.	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
3.	reviewing our policies on risk assessment and risk management;
4.
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

5.	reviewing the adequacy of our internal control over financial reporting;
6.	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

7.
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

8.	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
9.	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;
10.	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
11.	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.
Compensation and Nominating Committee
Our Compensation and Nominating Committee is composed of Mr. Aliabadi, Ms. Nakatsukasa and Mr. Taylor, with Mr. Aliabadi serving as Chair of the committee.
The Compensation and Nominating Committee is responsible for, among other matters:
1.	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
2.	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and recommending to the Board the compensation of our chief executive officer;
3.	reviewing and approving the compensation of our other executive officers;
4.	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation and Nominating Committee;
5.	conducting the independence assessment outlined in the NASDAQ rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation and Nominating Committee;
6.	annually reviewing and reassessing the adequacy of the Compensation and Nominating Committee charter in its compliance with the listing requirements of the NASDAQ;
7.	reviewing and establishing our overall management compensation, philosophy and policy;
8.	overseeing and administering our compensation and similar plans;
9.	reviewing and making recommendations to our Board with respect to director compensation;
10.	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;
11.	developing and recommending to our Board criteria for board and committee membership;
12.
subject to the rights of Vista under the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

13.	developing and recommending to our Board best practices and corporate governance principles;
14.	developing and recommending to our Board a set of corporate governance guidelines; and
15.	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices. Our

Board believes that the mix of experienced independent and directors affiliated with Vista that currently make up our Board, our Board committee composition and the separation of the roles of Chair and Chief Executive Officer benefit the Company and its shareholders.
Chair and Chief Executive Officer
With respect to the roles of Chair and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Currently, the roles of Chair and Chief Executive Officer are separated, with Mr. Fosnaugh acting as Chair and Ms. Utzschneider as Chief Executive Officer. The Board believes that separating the roles of Chair and Chief Executive Officer at this time is the most effective leadership structure because it allows Ms. Utzschneider to focus on the management of the Company and day-to-day operations as it continues to establish itself as a public company and allows Mr. Fosnaugh to leverage his strong background to provide strategic guidance and effective oversight of management.
Self-Evaluation
Our Compensation and Nominating Committee was established at the time of our IPO in June 2021. Going forward, our Compensation and Nominating Committee will conduct an annual performance evaluation to determine whether the Board, its committees, and the directors are functioning effectively. We expect that this will include survey materials as well as individual conversations between each director and the Chair. The evaluation will focus on the Board’s and the committees’ contributions to the Company, with an enhanced focus on areas in which the Board or management believes that the Board could improve.
As part of the annual Board self-evaluation, the Board will evaluate whether the current leadership structure continues to be appropriate for the Company and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.
Management Succession
The Compensation and Nominating Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of these goals and objectives. The Compensation and Nominating Committee recommends to the Board the Chief Executive Officer’s compensation level or changes to such level based on the evaluation of the Chief Executive Officer’s performance and any other factors the Compensation and Nominating Committee deems relevant. The Compensation and Nominating Committee develops and recommends to the Board a Chief Executive Officer succession plan, which is reviewed and revised periodically. The entire Board works with the Compensation and Nominating Committee to evaluate potential successors to the Chief Executive Officer and other officers. The Chief Executive Officer or other officer should make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.
Hedging Transactions
Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Additionally, directors, officers and other employees are prohibited from holding Company securities in a margin account or otherwise pledging our securities as collateral for a loan.
Risk Oversight
Our Board oversees the risk management activities designed and implemented by our management. Our Board executes its oversight responsibility for risk management both directly and through its committees. The full Board also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, our Board receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit Committee monitors our major financial and security risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In particular, our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to the Company. Our Audit Committee also monitors compliance with legal and regulatory requirements and management provides our Audit Committee periodic reports on our compliance programs.
Our Compensation and Nominating Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs to determine whether they encourage excessive risk-taking. Our Compensation and Nominating Committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our Compensation and Nominating Committee oversees our major corporate governance risks, including through monitoring the effectiveness of the Company’s environmental, social and governance efforts.
In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as strategic planning. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. Further, our Board continues to closely monitor the evolution of the COVID-19 pandemic, its effects on our business, and risk mitigation strategies.
We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal risks, cybersecurity and privacy risks, and financial, tax and audit related risks.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on our website. We intend to disclose any amendments to the Code, or any waivers of its requirements that apply to our principal executive officer, principal financial officer and principal accounting officer, on our website at https://investors.integralads.com.

Communications by Shareholders and Other Interested Parties with the Board
Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to our mailing address:
Integral Ad Science Holding Corp.
99 Wall Street, #1950
New York, New York 10005
Telephone: (646) 278-4871
Attention: Board of Directors
c/o General Counsel
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of the Company as of April 1, 2022:
Name	Age	Position
Lisa Utzschneider	53	Chief Executive Officer and Director
Joseph Pergola	47	Chief Financial Officer
Tom Sharma	48	Chief Product Officer
Oleg Bershadsky	39	Chief Operating Officer
Lisa Utzschneider is our Chief Executive Officer. Her biography can be found above under “Board of Directors and Corporate Governance—Continuing Directors.”
Joseph Pergola joined the IAS team in 2019 and was appointed Chief Financial Officer in 2020. Prior to joining IAS, Mr. Pergola was a Sales Strategy and Operations Leader for the advertising business at Amazon.com, Inc. between 2018 and 2019, and before, from 2016 to 2018, was the CFO of the Technology and Product Division for Audible.com, a private online audiobook and podcast service. Prior to his time with Audible.com, he was the Regional CFO for the Americas at Criteo SA (NASDAQ: CRTO) from 2015 to 2016. Throughout his career, Mr. Pergola also has held senior leadership roles at Weather Group, LLC, Yahoo! Inc., and Time Warner Inc. He currently serves on the Board of Regents at St. Peter’s University, a private university. Mr. Pergola earned his bachelor’s degree in Business Administration from St. Peter’s University and an MBA from Fordham University.
Tom Sharma joined the IAS team in 2020 as our Chief Product Officer. Prior to IAS, Mr. Sharma was the Senior Vice President and Head of Product at Intersection, a smart cities technology and out-of-home advertising company, between 2017 and 2020. He founded and led Impact Digital Media from 2014 to 2017. Between 2008 and 2013, Mr. Sharma held several leadership roles at NBCUniversal, Inc. (NASDAQ: CMCSA) including Vice President, Emerging Products, and was a founding team member for Hulu in 2006. Mr. Sharma earned his bachelor’s degree in Engineering from NM University.
Oleg Bershadsky joined the IAS team in 2019 to lead global business operations, monetization, analytics, and sales strategy. He was appointed Chief Operating Officer in 2020. Prior to IAS, Mr. Bershadsky was with Verizon Media (NYSE: VZ), where he led Americas Business Operations, Sales Insights, and Global Data Solutions functions between 2017 and 2019. Mr. Bershadsky joined Verizon Media via its acquisition of Yahoo! Inc. Between 2008 and 2017, Mr. Bershadsky held various roles at Yahoo! Inc., including Senior Director of Business Operations. Mr. Bershadsky holds a Master’s Degree in Politics and International Relations from New York University and a bachelor’s degree in Economics from Stony Brook University.

EXECUTIVE COMPENSATION
The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of result or other guidance. We specifically caution investors not to apply these statements to other contexts.
Accordingly, for the purposes of the disclosures in this section, our “Named Executive Officers” are:
Name	Principal Position
Lisa Utzschneider	Chief Executive Officer
Joseph Pergola	Chief Financial Officer
Oleg Bershadsky	Chief Operating Officer
2021 Summary Compensation Table
The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the fiscal years ended December 31, 2021 and December 31, 2020.
	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Lisa Utzschneider (Chief Executive Officer)	2021	$500,000	$800,000	$34,448,337	$33,995	$35,782,332
	2020	$491,667	$250,000	$—	$16,738	$758,405
Joseph Pergola (Chief Financial Officer)	2021	$395,833	$204,000	$6,597,105	$34,246	$7,231,184
	2020	$256,455	$150,000	$1,546,245	$10,890	$2,485,492
Oleg Bershadsky (Chief Operating Officer)(4)	2021	$378,958	$371,875	$6,799,769	$17,192	$7,567,794
(1)
Amounts reported in the “Bonus” column represent discretionary bonuses awarded with respect to the 2021 fiscal year. Please see the section entitled “Narrative Disclosure to the Summary Compensation Table—Employment Agreements” below for additional details regarding our bonus structure.

(2)
Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of non-qualified options to purchase shares of common stock of the Company, granted in the 2021 fiscal year pursuant to the Integral Ad Science Holding Corp. 2021 Omnibus Incentive Plan (the “2021 Incentive Plan”) that are subject to time-based vesting requirements (the “Service Options”) and performance-based vesting requirements (the “Return Target Options”). In addition, amounts reported for 2021 include Service Options granted pursuant to the Integral Ad Science Holding LLC 2018 Non-Qualified Unit Option Plan, as amended (the “2018 Plan”) in 2019 and 2020 (the “Accounting Expense”) that were considered granted in 2021 for accounting purposes pursuant to FASB ASC Topic 718. Amounts reported in the “Option Awards” column reflect (i) in the case of Ms. Utzschneider, $32,911,238 in Service Options (of which $28,686,834 represents the Accounting Expense) and $1,537,099 in Return Target Options granted during the 2021 fiscal year; (ii) in the case of Mr. Pergola, $5,982,738 in Service Options (of which $4,294,266 represents the Accounting Expense) and $614,366 in Return Target Options granted during the 2021 fiscal year; and (iii) in the case of Mr. Bershadsky, $6,007,033 in Service Options (of which $3,828,360 represents the Accounting Expense) and $792,736 in Return Target Options granted during the 2021 fiscal year. Please see the section entitled “Narrative Disclosure to the Summary Compensation Table—Equity Incentives” below for more details regarding these awards.

(3)
Amounts reported in the “All Other Compensation” column reflect (i) in the case of Ms. Utzschneider, $8,700 in 401(k) plan matching contributions and $25,295 in annual benefit premiums made on her behalf during the 2021 fiscal year; (ii) in the case of Mr. Pergola, $8,700 in 401(k) plan matching contributions and $25,546 in annual benefit premiums made on his behalf during the 2021 fiscal year; and (iii) in the case of Mr. Bershadsky, $8,700 in 401(k) plan matching contributions and $8,492 in annual benefit premiums made on his behalf during the 2021 fiscal year. Please see the section entitled “Additional Narrative Disclosure—Retirement Benefits” for additional information regarding 401(k) plan contributions.

(4)	Mr. Bershadsky was not a Named Executive Officer in 2020.
Narrative Disclosure to Summary Compensation Table
Employment Agreements
We have entered into employment agreements, as amended, with each of our Named Executive Officers that provide for each executive’s annual base salary, target bonus opportunity, eligibility to receive equity awards, and eligibility to participate in our benefit plans generally.
Each of Ms. Utzschneider, Mr. Pergola, and Mr. Bershadsky’s annual base salaries as of the end of the 2021 fiscal year were $500,000, $425,000, and $425,000, respectively, and their annual potential discretionary bonuses were 100%, 40%, and 50%, respectively, of their base salaries. Both Mr. Pergola, and Mr. Bershadsky received increases to their base salaries during 2021. The annual discretionary bonuses are determined in the discretion of the Board based on financial targets such as revenue, recurring revenue, gross profit, and/or EBITDA targets. In addition to these financial targets, the achievement of certain “stretch” targets, as determined in the sole discretion of the Board, will entitle each Named Executive Officer an additional bonus of up to 10% of base salary (in the case of Ms. Utzschneider, 50%).
The employment agreements provide for certain severance benefits upon a resignation by the applicable executive for “good reason” or upon a termination by the Company without “cause.” Please see the section entitled “Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control” below for more details regarding the severance benefits provided to our Named Executive Officers under the employment agreements.
Equity Incentives
2021 Incentive Plan
Pursuant to the 2021 Incentive Plan, we offer long-term incentives to our Named Executive Officers through grants of options to purchase shares of common stock of the Company (the “Options”). The time-based Options (the “Service Options”) are subject to service-based vesting requirements and accelerated vesting upon the occurrence of certain change in control events. The performance-based Options (the “Return Target Options”) are subject to vesting based on total equity return, and expire if such return-based vesting requirements are not met upon certain change in control events. The Return Target Options will vest in connection with certain change in control events, upon the achievement of a 3x return on investment to Vista. See below under “Additional Narrative Disclosure—Potential Payments upon a Termination or Change in Control” for additional information regarding the circumstances that could result in accelerated vesting of these awards.
2018 Plan
Service Options and Return Target Options have also been granted pursuant to the 2018 Plan. Similar to the Options granted under the 2021 Incentive Plan, the Service Options granted under the 2018 Plan are subject to service-based vesting requirements and accelerated vesting upon the occurrence of certain change in control events, and the Return Target Options granted under the 2018 Plan are subject to vesting based on total equity return, and expire if such return-based vesting requirements are not met upon certain change in control events and vest in connection with certain change in control events upon the achievement of a 3x return on investment to Vista. Our Board determined not to make any further awards under the 2018 Plan following the completion of our IPO.

Outstanding Equity Awards at 2021 Fiscal Year-End
	Grant Date	Option Awards(1)
		Number of securities underlying unexercised options exercisable(2) (#)	Number of securities underlying unexercised options unexerciseable(3) (#)	Option exercise price ($)	Option expiration date
Lisa Utzschneider	1/7/2019	1,410,743	1,667,243(4)	$4.13	1/7/2029
	6/30/2021	—	565,110(5)	$18.00	6/30/2031
Joseph Pergola	12/9/2019	36,455	72,911(6)	$4.36	12/9/2029
	11/24/2020	66,821	334,106(7)	$8.58	11/24/2030
	6/30/2021	—	225,871(8)	$18.00	6/30/2031
Oleg Bershadsky	3/27/2019	100,650	118,950(9)	$4.13	3/27/2029
	10/1/2020	36,600	183,000(10)	$8.58	10/1/2030
	6/30/2021	—	291,447(11)	$18.00	6/30/2031
(1)
For each Named Executive Officer, two-thirds (2/3) of the Options disclosed in this table are Service Options and the remaining one-third (1/3) are Return Target Options. Twenty-five percent (25%) of the Service Options vest on the first anniversary of the vesting commencement date, and 6.25% of the Service Options vest on the last day of each calendar quarter following the first anniversary of the vesting commencement date until 100% of the Service Options are vested, subject to the Named Executive Officer’s continued employment through the applicable vesting date. The Return Target Options vest upon the achievement of a 3x return on investment to Vista upon certain change in control events. The treatment of these awards upon certain terminations of employment and change in control events is described below under “Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control.”

(2)	Awards reflected as “exercisable” are Service Options that have vested, but remain outstanding.
(3)	Awards reflected as “unexerciseable” are Service and Return Target Options that have not vested.
(4)
Under the terms of the applicable Option award agreement, (i) 1,410,743 Service Options are vested and exercisable, (ii) 641,248 Service Options are unvested; and (iii) 1,025,995 Return Target Options are unvested and will vest upon the achievement of a 3x return on investment to Vista upon certain change in control events, so long as Ms. Utzschneider remains employed through the date of such event.

(5)
Ms. Utzschneider received an additional Option grant as part of the Initial Public Offering in June 2021. Under the terms of the applicable Option award agreement, (i) 376,740 Service Options are unvested and (ii) 188,370 Return Target Options are unvested and will vest upon the achievement of a 3x return on investment to Vista upon certain change in control events, so long as Ms. Utzschneider remains employed through the date of such event.

(6)
Under the terms of the applicable Option award agreement, (i) 36,455 Service Options are vested and exercisable; (ii) 36,456 Service Options are unvested; and (iii) 36,455 Return Target Options are unvested and will vest upon the achievement of a 3x return on investment to Vista upon certain change in control events, so long as Mr. Pergola remains employed through the date of such event.

(7)
Mr. Pergola received an additional Option grant upon his promotion to CFO. Under the terms of the applicable Option award agreement, (i) 66,821 Service Options are vested and exercisable; (ii) 200,464 Service Options are unvested; and (iii) 133,642 Return Target Options are unvested and will vest upon the achievement of a 3x return on investment to Vista upon certain change in control events, so long as Mr. Pergola remains employed through the date of such event.

(8)
Mr. Pergola received an additional Option grant as part of the Initial Public Offering in June 2021. Under the terms of the applicable Option award agreement, (i) 150,581 Service Options are unvested and (ii) 75,290 Return Target Options are unvested and will vest upon the achievement of a 3x return on investment to Vista upon certain change in control events, so long as Mr. Pergola remains employed through the date of such event.

(9)
Under the terms of the applicable Option award agreement, (i) 100,650 Service Options are vested and exercisable; (ii) 45,750 Service Options are unvested; and (iii) 73,200 Return Target Options are unvested and will vest upon the achievement of a 3x return on investment to Vista upon certain change in control events, so long as Mr. Bershadsky remains employed through the date of such event.

(10)
Mr. Bershadsky received an additional Option grant upon his promotion to COO. Under the terms of the applicable Option award agreement, (i) 36,600 Service Options are vested and exercisable; (ii) 109,800 Service Options are unvested; and (iii) 73,200 Return Target Options are unvested and will vest upon the achievement of a 3x return on investment to Vista upon certain change in control events, so long as Mr. Bershadsky remains employed through the date of such event.

(11)
Mr. Bershadsky received an additional Option grant as part of the Initial Public Offering in June 2021. Under the terms of the applicable Option award agreement, (i) 194,298 Service Options are unvested and (ii) 97,149 Return Target Options are unvested and will vest upon the achievement of a 3x return on investment to Vista upon certain change in control events, so long as Mr. Pergola remains employed through the date of such event.

Additional Narrative Disclosure
Retirement Benefits
We do not have a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the Named Executive Officers, can make voluntary pre-tax contributions. We match 50% of elective deferrals made by employees, up to 3% of each employee’s base salary with respect to each calendar year. All amount contributed to employees’ accounts, including these matching contributions, are 100% vested at all times. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.
Potential Payments upon Termination or Change in Control
Each Named Executive Officer’s outstanding Service Options will accelerate and vest upon a “termination event,” which is generally defined as (i) any sale or transfer by the Company (or any of its significant subsidiaries) of all or substantially all of their assets on a consolidated basis, (ii) any consolidation, merger or reorganization of the Company (or any of its significant subsidiaries) with or into any other entity or entities as a result of which any person or group other than the pre-public investors obtains possession of voting power to elect a majority of the surviving entity’s board of directors or, in the case of a surviving entity which is not a corporation, governing body, or (iii) any sale or transfer to any third party of units or shares of the capital stock of any significant subsidiary by the holders thereof as a result of which any person or group other than the pre-public investors obtains possession of voting power to elect a majority of the Company’s board of managers or the board of directors or any other governing body of the applicable significant subsidiary.
Our Named Executive Officers’ employment agreements provide that upon a termination by us other than for “cause” or upon a resignation by such executive for “good reason,” each as defined therein, subject to the execution and delivery of a fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants, Ms. Utzschneider, Mr. Pergola and Mr. Bershadsky will receive salary continuation payments and continued COBRA coverage at the Company’s expense for 12 months and, at the sole discretion of the Board, a prorated portion of any bonus that may have been awarded in the year of termination. The employment agreements also contain certain restrictive covenants, including provisions that create restrictions, with certain limitations, on our Named Executive Officers (i) soliciting any customers, soliciting or hiring Company employees or inducing them to terminate their employment during the term of the Named Executive Officers’ employment with the Company and, in the case of Ms. Utzschneider and Mr. Bershadsky, for a 12 month period following termination of employment, and in the case of Mr. Pergola, for a 24 month period following termination of employment, (ii) competing with the Company during the term of the Named Executive Officers’ employment with the Company and, in the case of Ms. Utzschneider and Mr. Bershadsky, for a 12 month period following termination of employment, and in the case of Mr. Pergola, for a 24 month period following termination of employment, in each case, subject to restrictions in certain jurisdictions, (iii) making disparaging statements about the Company or its officers, directors or employees, and (iv) disclosing confidential information of the Company or its affiliates.
For the purposes of each Named Executive Officer’s employment agreement:
•
“Cause” means any of the following: (i) a material failure to perform his or her responsibilities or duties to the Company, subject to certain a notice and cure period; (ii) engagement in illegal conduct or gross misconduct that the Company in good faith believes has materially harmed, or is reasonably likely to materially harm , the standing and reputation of the Company; (iii) commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that the Company in good faith believes has materially harmed, or is reasonably likely to materially harm , the standing and reputation of the Company; (iv) a material breach of his or her duty of loyalty to the Company or material breach of the Company’s written code of conduct and business ethics or a violations of any of the restrictive covenants; (v) fraud, gross negligence or repetitive negligence committed without regard to written corrective direction in the course of the discharge of duties as an employee to the Company; or (vi) excessive and unreasonable absences from his or her duties for any reason (other than an authorized leave or as a result of disability).

For the purposes of the employment agreement with Ms. Utzschneider:
•
“Good Reason” means, subject to certain notice and cure provisions, any of the following: (i) a material, adverse change in Ms. Utzschneider’s duties or responsibilities; (ii) a reduction of greater than 10% of her base salary, or that is not implemented in conjunction with a general decrease in salary for the executive management team; (iii) a material breach by us of any employment agreement employment agreement between the Named Executive Officer and the Company; or (iv) a relocation of her primary place of work by more than 25 miles.

For the purposes of the employment agreement with Mr. Pergola:
•
“Good Reason” means, subject to certain notice and cure provisions, any of the following: (i) a material, adverse change in his duties or responsibilities; (ii) a change from reporting to the CEO, except that a change to reporting to the COO, the President or the Board shall not constitute Good Reason; (iii) a reduction in base salary of greater than 10% of his base salary, or that is not implemented in conjunction with a general decrease in salary for the executive management team; (iv) a material breach by us of any employment agreement between the Named Executive Officer and the Company; or (v) a relocation of his primary place of work by more than 50 miles.

For the purposes of the employment agreement with Mr. Bershadsky:
•
“Good Reason” means, subject to certain notice and cure provisions, any of the following: (i) a material, adverse change in his duties or responsibilities; (ii) a reduction in base salary of greater than 10% of his base salary, or that is not implemented in conjunction with a general decrease in salary for the executive management team; (iii) a material breach by us of any employment agreement between the Named Executive Officer and the Company; or (iv) a relocation of his primary place of work by more than 50 miles.

DIRECTOR COMPENSATION
Non-Employee Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our Board during 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of, the other non-employee members of our Board in 2021.
Name	Fees earned or paid in cash ($)(1)	Stock Awards(2)	Total ($)
Otto Berkes	75,000	—	75,000
Bridgette Heller	75,000	150,000	225,000
Jill Putman	90,000	150,000	240,000
(1)	The Chair of the Audit Committee received cash fees of $30,000 per quarterly meeting and the remaining directors received cash fees of $25,000 per quarterly meeting.
(2)	Our non-employee directors listed above also received RSUs that vest on the anniversary of the relevant grant date.
Non-Employee Director Compensation Policy
Following the completion of our IPO, the annual compensation of our non-employee and non-Vista directors is as follows:
Name	Amount
Cash compensation	$100,000
Additional cash compensation for Chair of Audit Committee	$20,000
Equity compensation (payable in RSUs)	$150,000
All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•	the related person’s relationship to us and interest in the transaction;
•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;
•	the benefits to us of the proposed transaction;
•	if applicable, the availability of other sources of comparable products or services; and
•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.
In addition, under our Code of Ethics our employees, directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest.
Related Party Transactions
Other than compensation arrangements for our directors and Named Executive Officers, which are described in the section entitled “Executive and Director Compensation”, below we describe transactions during the fiscal year ended December 31, 2021 to which we were a participant or will be a participant, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Director Nomination Agreement
The Director Nomination Agreement provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock beneficially owned by Vista after the completion of our IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or similar changes in the Company’s capitalization, or such amount of shares, as adjusted, the “Original Amount”; (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista’s nominees must comply with applicable law and stock exchange rules. In addition, Vista is entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of Vista’s beneficial ownership at such time. Vista also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate at such time as Vista owns less than 5% of the Original Amount.

Rod Aliabadi, Michael Fosnaugh, Christina Lema, Brooke Nakatsukasa and Martin Taylor, five of our current directors, are employed as Managing Director; Senior Managing Director; Managing Director and General Counsel; Vice President; and Operating Principal, respectively, of Vista.
Registration Rights Agreement
We are party to a registration rights agreement with Vista. Vista is entitled to request that we register Vista’s shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” Vista is also entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We pay Vista’s expenses in connection with Vista’s exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by Vista and its affiliates and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or repurchased by us or our subsidiaries. In addition, with the consent of the company and holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Vista and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Indemnification of Officers and Directors
We are party to indemnification agreements with each of our officers and directors. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing agreements, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.
Management Agreement
We entered into a management agreement with Vista Equity Partners Management (“VEPM”), pursuant to which VEPM was retained to provide us with certain management and consulting services. We agreed to indemnify VEPM against liabilities that may arise by reason of their service. We reimbursed VEPM for any out-of-pocket costs and expenses, and have recorded expenses under the management agreement of $0.03 million for the year ended December 31, 2021. We terminated the management agreement upon completion of our IPO.
Consulting Agreement
We have used Vista Consulting Group, LLC (“VCG”), the operating and consulting arm of Vista, for consulting services, and have also reimbursed VCG for expenses related to participation by our employees in VCG sponsored events and for software and professional services centrally managed and administered by VCG and utilized by us, and also paid to VCG related fees and expenses. We paid VCG $0.2 million for the year ended December 31, 2021.
Subscription Software Arrangements with Companies Owned by VEPM
We have subscription software arrangements with various companies owned by VEPM. Total expenses incurred by the Company for Mediaocean LLC were approximately $120,000 for the year ended December 31, 2021, to support an integration of our data into the Prisma system at MediaOcean LLC.
Total expenses incurred by the Company for Marketo, Inc. were approximately $134,000 for the year ended December 31, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of April 1, 2022 for:
•	each person or group known to us who beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.
The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on 155,016,271 shares of common stock outstanding as of April 1, 2022.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or restricted stock units (“RSUs”) that are currently exercisable or exercisable or will vest within 60 days of April 1, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the mailing address of each beneficial owner listed on the table is c/o Integral Ad Science Holding Corp., 99 Wall Street, #1950, New York, NY 10005.
	Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Shareholders
Vista Funds(1)	94,380,001	61%
Atlas Venture Fund VIII, L.P.(2)	22,722,770	15%
Sapphire Ventures Fund II, LP(3)	8,876,555	6%
Named Executive Officers and Directors
Lisa Utzschneider(4)	1,667,242	1%
Joseph Pergola(5)	141,243	*
Oleg Bershadsky(6)	164,700	*
Rod Aliabadi	—	*
Otto Berkes	26,931	*
Michael Fosnaugh	—	*
Bridgette Heller(7)	8,991	*
Christina Lema	—	*
Brooke Nakatsukasa	—	*
Jill Putman	12,094	*
Martin Taylor	—	*
All Directors and Executive Officers as a Group (12 individuals)(8)	2,021,201	1%
*	Less than 1%.
(1)
As reported on the Schedule 13G filed February 8, 2022, shares held by the Vista Funds (as defined below) include 58,393,646 shares held directly by Vista Equity Partners Fund VI, L.P. (“VEPF VI”), 35,275,781 shares held directly by Vista Equity Partners Fund VI-A, L.P. (“VEPF VI-A”), and 710,574 shares held directly by VEPF VI FAF, L.P. (“FAF,” and collectively with VEPF VI and VEPF VI-A, the “Vista Funds”). Vista Equity Partners Fund VI GP, L.P. (“Fund VI GP”) is the sole general partner of each of VEPF VI, VEPF VI-A and FAF. Fund VI GP’s sole general partner is VEPF VI GP, Ltd. (“Fund VI UGP”). Robert F. Smith is the sole director and one of 11 members of Fund VI UGP. VEPF Management, L.P. (“Management Company”) is the sole management company of each of the Vista Funds. The Management Company’s sole general partner is VEP Group, LLC (“VEP Group”), and the

Management Company’s sole limited partner is Vista Equity Partners Management, LLC (“VEPM”). VEP Group is the Senior Managing Member of VEPM. Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, Fund VI GP, Fund VI UGP, the Management Company, VEPM and VEP Group may be deemed the beneficial owners of the shares held by the Vista Funds. The principal business address of each of the Vista Funds, Fund VI GP, Fund VI UGP, the Management Company, VEPM and VEP Group is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.
(2)
As reported on the Schedule 13G filed February 7, 2022, Atlas Venture Fund VIII, L.P. (“Atlas VIII”) directly holds 22,722,770 shares. Atlas Venture Associates VIII, L.P. (“AVA VIII LP”) is the sole general partner of Atlas VIII. Atlas Venture Associates VIII, Inc. (“AVA VIII Inc.”) is the sole general partner of AVA VIII LP and its four directors are Jeff Fagnan, Peter Barrett, Jean-Francois Formela and Bruce Booth, who may act by majority. Each of Atlas VIII, AVAI VIII LP and AVA VIII Inc. disclaim beneficial ownership of all shares except to the extent of its pecuniary interest, if any, therein. The business address of each of Atlas VIII, AVA VIII LP and AVA VIII Inc. is 56 Wareham Street, Floor 3, Boston, MA 02118.

(3)
As reported on the Schedule 13G filed February 11, 2022, 8,876,555 shares are held by Sapphire Ventures Fund II, L.P. (“SAP LP”) and Sapphire SAP HANA Fund of Funds, LP (“HANA LP”). Sapphire Ventures (GPE) II, L.L.C. (“SAP GP”) is the general partner of SAP LP. Nino N. Marakovic, Richard Douglas Higgins, Jayendra Das, David A. Hartwig and Andreas Weiskam are the managing members of SAP GP. Sapphire SAP HANA Fund of Funds (GPE), L.L.C (“HANA GP”) is the general partner of Sapphire SAP HANA Fund of Funds, LP (“HANA LP”). Nino N. Marakovic, Elizabeth AE Clarkson, Richard Douglas Higgins, Jayendra Das, David A. Hartwig and Andreas Weiskam are the managing members of HANA GP. The managing members of SAP GP and HANA GP may be deemed to share voting and investment power with respect to the shares held by SAP LP and HANA LP, respectively. The mailing address of each of the entities identified in this footnote is 801 W. 5th St., Suite 100, Austin, TX 78703. The managing members each disclaim beneficial ownership of the securities reported herein, except to the extent of his or her pecuniary interest therein.

(4)	Includes options to purchase 1,538,993 shares of common stock that are currently exercisable and 128,249 that vest within 60 days as of April 1, 2022.
(5)	Includes options to purchase 124,538 shares of common stock that are currently exercisable and 16,705 that vest within 60 days as of April 1, 2022.
(6)	Includes options to purchase 164,700 shares of common stock that are currently exercisable.
(7)	Includes 8,991 RSUs that vest within 60 days of April 1, 2022.
(8)
Includes options to purchase 1,828,231 shares of common stock that are currently exercisable, 144,954 that vest within 60 days of April 1, 2022, and 8,991 RSUs that vest within 60 days of April 1, 2022.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information as of December 31, 2021 regarding shares of our common stock that may be issued under the Company’s equity compensation plans, consisting of the 2021 Incentive Plan, the Integral Ad Science Holding Corp. 2021 Employee Stock Purchase Plan (the “ESPP”), and the Integral Ad Science Holding LLC 2018 Non-Qualified Unit Option Plan (the “2018 Plan”).
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)(3)
Equity compensation plans approved by security holders(1)	12,341,812	$7.48(2)	16,901,132
Equity compensation plans not approved by security holders	—	—	—
Total	12,341,812	$7.48	16,901,132
(1)	Includes the 2021 Plan, the ESPP and the 2018 Plan.
(2)	The weighted average exercise price excludes restricted stock units that have no exercise price.
(3)
Includes (i) 15,411,561 shares of common stock that remained available for grant under the 2021 Plan as of December 31, 2021, and (ii) 1,489,571 shares of common stock that remained available under the ESPP as of December 31, 2021. The 2021 Plan provides for an automatic increase in the number of shares reserved for issuance thereunder on January 1 of each calendar year during the term of the Plan, equal to the lesser of (i) 5% of the total number of shares of common stock outstanding on each December 31 immediately prior to the date of increase or (ii) such lesser number of shares of common stock determined by our Board. The number of shares available for issuance under the ESPP is increased annually on January 1 of each calendar year beginning in 2022 and ending in and including 2031, by an amount equal to the lesser of (i) 1% of the shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board, provided that no more than 16,000,000 shares of our common stock may be issued under the Section 423 Component. There are no shares of common stock remaining to be issued under the 2018 Plan as our Board determined not to make any further awards under such plan following the completion of our IPO.

PROPOSAL 2 – ADVISORY VOTE REGARDING RETENTION OF THE CLASSIFIED STRUCTURE OF OUR BOARD
Background of the Proposal
In accordance with our Charter, and as permitted under the General Corporation Law of the State of Delaware (the “DGCL”), our Board is divided into three classes. Our current classified Board structure has been in place since our IPO. At each annual meeting of shareholders, commencing with this Annual Meeting, each director is elected to serve a term of three years, with each director’s term expiring at the third succeeding annual meeting of shareholders held after the director’s election. The directors designated as Class I have terms expiring at this Annual Meeting; the directors designated as Class II have terms expiring at the 2023 annual meeting of shareholders; and the directors designated as Class III have terms expiring at the 2024 annual meeting of shareholders.
At the time of our IPO, the Board believed that a classified Board structure was an important piece of the Company’s governance structure in order to promote continuity and stability, and was in the best interests of the Company and its shareholders. The Board also believed that the classified Board structure would protect the Company against unfair or abusive takeover practices following the IPO and, given the nature of the Company (as discussed in more detail below), protect the long-term value of the Company. The Board also recognized that some investors may view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to elect all directors on an annual basis. Accordingly, at this Annual Meeting, the Company is asking our shareholders to vote, on an advisory basis, on whether to retain the classified Board structure.
If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, the Company will retain a classified Board. However, if a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting vote against the proposal, then this proposal would not by itself declassify or begin the declassification of the Board. Instead, rejection of the proposal would only advise the Board that a majority of our shareholders voting at the Annual Meeting desire to end the classified Board structure. Consistent with its fiduciary duties, if shareholders vote against this proposal, the Board will reevaluate its position with respect to our classified Board structure. This reevaluation would include considering the percentage of shareholders that vote against this proposal.
If a majority of our shareholders vote against this proposal and the Board determines that the declassification of the Board is in the best interests of the Company and its shareholders, then the Board will include a proposal in the proxy statement for the 2023 annual meeting of shareholders to amend the Charter to declassify the Board. Such an amendment must be approved (i) by the Board and (ii) by the affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting (or 66 2∕3% if Vista owns, in the aggregate, less than 50% of the voting power of the stock of the Company entitled to vote).
If a decision were made to declassify the Board, starting at the 2024 annual meeting of shareholders, directors would be elected to one-year terms, to serve until their successors are duly elected and qualified. Therefore, if the decision to declassify the Board were made, beginning with the 2026 annual meeting of shareholders, the entire Board would stand for election.
Board’s Recommendation to Shareholders
The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and aims to advance the Board’s and management’s goal of maximizing long-term shareholder value. As part of that review, the Board considered whether the Board’s current structure continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining a classified Board structure, and determined that the classified Board structure continues to be in the best interests of the Company and our shareholders following the IPO for the reasons set forth below:
Long-Term Strategic Perspective and Consistency with Investment Horizons. The Board believes that the Company’s current Board structure allows the directors to develop a deeper familiarity with the Company’s business following the IPO and encourages long-term strategic thinking, which enhances long-term shareholder value. Thus, the Board believes that three-year terms on a staggered basis are appropriate and consistent with an investment horizon for the Company. The Board believes that our shareholders are best served by director terms that reflect the long-term nature of our business.
Continuity and Stability from Institutional Knowledge. The Board believes, as it did at the time of the IPO, that three-year terms promote continuity and foster an appropriate institutional memory among directors and a deep knowledge of the business, strategy and competitive environment. Experienced directors who are knowledgeable about the Company’s complex business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and our shareholders. Staggered terms give the Company’s new directors an opportunity to gain knowledge about the Company’s business and strategy from its continuing directors.
Accountability to Shareholders. Under the DGCL, all our directors are required to uphold their fiduciary duties to our shareholders, regardless of how often they stand for election. Under our classified Board structure, a majority of directors will stand for election during any three-year period. The Board has implemented broad measures to ensure accountability of our directors, including the adoption of our Code of Ethics. Additionally, any director, or the entire Board, may be removed from office if there is “cause” for removal, subject to the terms of the Charter. As a result, the Company benefits from the stability and continuity of a classified Board structure, while retaining meaningful director accountability.
Protecting Shareholder Value in the Event of an Unsolicited Acquisition Offer. The Company’s current Board structure reduces its vulnerability to potentially unfair and abusive takeover tactics and encourages potential acquirers to negotiate with the Board. The Board believes that the classified Board structure may improve the relative bargaining power of the Company on behalf of its shareholders by providing leverage to negotiate for higher value bids or pursue third party suitors who may be able to offer a higher transaction value. A classified board structure does not preclude unsolicited acquisition proposals; however, by eliminating the threat of imminent removal, it allows the Board to maximize the value of a potential acquisition by giving the Company time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of the Company’s business.
THE BOARD RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE
RETENTION OF OUR CLASSIFIED BOARD STRUCTURE.

PROPOSAL 3 – ADVISORY VOTE REGARDING RETENTION OF THE SUPERMAJORITY VOTING STANDARDS IN OUR CHARTER AND BYLAWS
Background of the Proposal
Our Charter and Bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a shareholder vote in any matter not inconsistent with the DGCL and our Charter. For as long as Vista beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of the directors, any amendment, alteration, rescission or repeal of our Bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when Vista beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our Bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.
The DGCL provides that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our Charter provides that at any time when Vista beneficially owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2∕3% (as opposed to a majority threshold that would apply if Vista beneficially owns, in the aggregate, 50% or more) in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:
•	the provisions requiring a 66 2∕3% supermajority vote for shareholders to amend our Bylaws;
•	the provisions providing for a classified Board (the election and term of our directors);
•	the provisions regarding removal of directors;
•	the provisions regarding entering into business combinations with interested shareholders;
•	the provisions regarding shareholder action by written consent;
•	the provisions regarding calling special meetings of shareholders;
•	the provisions regarding filling vacancies on our Board and newly created directorships;
•	the provisions providing for the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation;
•	the provision establishing the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act;
•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and
•	the amendment provision requiring that the above provisions be amended only with a 66 2∕3% supermajority vote.
In addition, our Charter provides that a director nominated by Vista may be removed with or without cause by Vista; provided, however, that at any time when Vista control less than 40% of our outstanding shares of our common stock, all directors, including those nominated by Vista, may only be removed for cause, and only by the affirmative vote of holders of at least 66 2∕3% in voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon.
At the time of our IPO, the Board believed that the supermajority voting standards under our Charter and Bylaws were an important piece of the Company’s governance structure to safeguard the long-term interests of the Company and its shareholders once Vista no longer holds a majority of our shares. At the same time, the

Board recognized that some investors may view the supermajority voting standards as a means of blocking initiatives supported by shareholders, but blocked by a status quo management. Accordingly, at the Annual Meeting, the Company is asking our shareholders to vote, on an advisory basis, on whether to retain the supermajority voting standards.
If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, the Company will retain the supermajority voting standards currently in place. If a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting vote against the proposal, such a result would not automatically remove the supermajority voting standards. Instead, rejection of the proposal would advise the Board that a majority of our shareholders voting at the Annual Meeting desire to eliminate the supermajority voting standards. Consistent with its fiduciary duties, if shareholders vote against this proposal, the Board will reevaluate its position with respect to the retention of the supermajority voting standards. This reevaluation would include the consideration of the percentage of shareholders that voted against this proposal. If shareholders representing less than 50% of outstanding common stock reject this proposal, then the Board will likely not take additional steps.
If a majority of our shareholders vote against this proposal and the Board determines that the elimination of the supermajority voting standards is in the best interests of the Company and its shareholders, the Board would include a proposal in the proxy statement for the 2023 annual meeting of shareholders to amend our Charter and Bylaws to eliminate the supermajority voting standards. An amendment to the Charter and Bylaws must first be approved by the Board and then approved by the affirmative vote of not less than 50% of the then outstanding shares of the Company entitled to vote at a duly held meeting (or 66 2∕3% if Vista owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors). If such amendment were approved, the Charter and Bylaws would be amended immediately thereafter to remove the supermajority voting standards.
Board’s Recommendation to Shareholders
The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and aims to advance the Board’s and management’s goal of maximizing long-term shareholder value. As a part of that review, the Board considered whether retention of the supermajority voting standards continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining the supermajority voting standards, and determined that retaining the supermajority voting standards continues to be in the best interests of the Company and our shareholders following the IPO for the following reasons:
•	the supermajority voting standards under our Charter and Bylaws are appropriately limited with application only to extraordinary transactions and fundamental changes to corporate governance;
•
the DGCL permits supermajority voting requirements and a number of publicly-traded companies similar to ours have adopted these provisions to preserve and maximize long-term value for all shareholders;

•
the Board believes that the supermajority vote requirements protect shareholders, particularly minority shareholders, against the potentially self-interested actions of short-term investors and, without these provisions, it would be possible for a group of short-term shareholders to approve an extraordinary transaction that is not in the best interest of the Company and opposed by nearly half of the Company’s shareholders;

•
these provisions mitigate the risks presented by a group of short-term shareholders, who may (i) only own their shares as of a voting record date or may have hedged their economic exposure and (ii) act in their own self-interests to the detriment of other shareholders;

•
the supermajority voting requirements encourage potential acquirers to deal directly with the Board, which in turn enhances the Board’s ability to consider the long-term interests of all shareholders; and

•
the supermajority voting requirements protect the ability of the Board to evaluate proposed offers, to consider alternatives, and to protect shareholders against abusive tactics during a takeover process.

THE BOARD RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, “FOR” THE
RETENTION OF THE SUPERMAJORITY VOTING STANDARDS IN OUR CHARTER AND
BYLAWS.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP for the year ended December 31, 2021 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2021 and 2020 (Dollars in thousands):
	2021	2020
Audit Fees(1)	$1,980	$3,050
Audit-Related Fees	$—	$—
Tax Fees(2)	$100	$—
All Other Fees(3)	$5	$3
Total	$2,085	$3,053
(1)
Consist of fees for the audit and other procedures in connection with the Annual Report on Form 10-K for the year ended December 31, 2021, the audit of our financial statements for the year ended December 31, 2020, and certain procedures conducted in connection with our IPO.

(2)	Tax fees relate to the delivery of PricewaterhouseCoopers LLP’s tax opinion.
(3)	All other fees include fees are related to the Company’s annual license to access PricewaterhouseCoopers LLP’s online accounting and research tax software.
In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. Each year, the Audit Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.
The Audit Committee approved all services provided by PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of PricewaterhouseCoopers LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace PricewaterhouseCoopers LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2022.

AUDIT COMMITTEE REPORT
The Audit Committee is composed solely of independent directors under SEC rules and the NASDAQ listing standards. None of the Audit Committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationship with the Company or any of our subsidiaries or affiliates.
Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors such other matters as are required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
In addition, the Audit Committee received written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence, including whether the provision of services during the fiscal year ended December 31, 2021 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.
Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their observations on our internal controls and the overall quality of our financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
Audit Committee:
Jill Putman, Chair
Otto Berkes
Bridgette Heller

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is https://investors.integralads.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION
The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

INTEGRAL AD SCIENCE HOLDING CORP. 99 WALL STREET, #1950 NEW YORK, NEW YORK 10005

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/23/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IAS2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/23/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except
		☐	☐	☐
1. Election of Directors

Nominees:

01) Rod Aliabadi 02) Michael Fosnaugh 03) Martin Taylor

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain

2. Advisory Vote Regarding Retention of the Classified Structure of Our Board of Directors.						☐	☐	☐

3. Advisory Vote Regarding Retention of the Supermajority Voting Standards in Our Charter and Bylaws.						☐	☐	☐

4. Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

0000556880_1     R1.0.0.24

The Annual Report and Notice and Proxy Statement are available for viewing electronically at proxyvote.com

INTEGRAL AD SCIENCE HOLDING CORP. Annual Meeting of Shareholders May 24, 2022 12:00 PM EDT This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Joseph Pergola and Micah Nessan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INTEGRAL AD SCIENCE HOLDING CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 12:00 PM, EDT on May 24, 2022, at www.virtualshareholdermeeting.com/IAS2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, the proxies will vote in their discretion.

Continued and to be signed on reverse side

0000556880_2       R1.0.0.24